Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) dated as of the 31st day of January, 2024 is between La Rosa Holdings Corp., a Nevada corporation (the “Company”), and Deana La Rosa, an individual (the “Executive”). Each of the Company and Executive are a “party” to this Agreement, and together, they are the “parties” hereto.

WITNESSETH:

A. The Company desires to hire the Executive as a Chief Operating Officer and the Executive desires to accept such employment.

B. The Company and the Executive desire to set forth in this Agreement the terms, conditions and obligations of the parties with respect to such employment, and this Agreement is intended by the parties to supersede all previous understandings, whether written or oral, concerning such employment.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Employment. As of February 1, 2024 (the “Effective Date”), the Company shall employ the Executive as the Chief Operating Officer of the Company and the Executive shall accept such employment and this Agreement shall become effective subject to the terms and conditions hereof. During the Term (as defined below) of this Agreement, the Executive shall be responsible for the performance of those duties consistent with the Executive’s position as Chief Operating Officer of a company whose stock is listed on the Nasdaq Stock Market, and as directed by the Chief Executive Officer and the Board of Directors of the Company (the “Board”). The Executive shall report to the Company’s Chief Executive Officer and to the Board. Executive shall perform and discharge faithfully, diligently, and to the best of the Executive’s ability, the Executive’s duties and responsibilities hereunder and under the Bylaws of the Company. Additionally, the Executive shall perform services and hold positions at other Affiliates (as defined in Section 5) as directed by the Company’s Chief Executive Officer. Without limiting the generality of the foregoing, the Executive shall not, without the prior written approval of the Board, render services of a business or commercial nature on her own behalf or on behalf of any person, firm, or corporation, for compensation or otherwise, during her employment hereunder.

2. Location. The Executive shall work out of the Company’s office in Celebration, Florida, and travel as reasonably required by the Executive’s job duties.

3. Term. The term of the Executive’s employment hereunder (the “Term”) shall commence on the Effective Date and shall continue until December 31, 2024, and shall be automatically extended thereafter, upon the same terms and conditions, for successive periods of one (1) years, unless and until either Party provides written notice of its intention not to extend the term of the Agreement at least 45 days prior to the applicable renewal date.

4. Compensation: Benefits.

(a) Salary. During the Term of this Agreement, the Company agrees to pay the Executive an annual salary of $250,000.00 (the “Salary”). The Salary shall be payable in accordance with the Company’s regular payroll schedule and will be subject to payroll taxes and other customary payroll deductions.

(b) Annual Discretionary Bonus: Following the end of each calendar year beginning with the 2024 calendar year, the Executive will be eligible to receive an annual performance bonus targeted of up to 50% of the Executive’s Salary (the “Target Bonus”), based upon periodic assessments of the Executive’s performance as well as the achievement of specific individual and corporate objectives determined by the Board or the Compensation Committee thereof after consultation with the Executive and provided to the Executive in writing no later than the end of the first calendar quarter of the applicable bonus year (except for the year ended December 31, 2024, in which case the Target Bonus will be determined in the sole discretion of the Board). The Target Bonus must be approved by the Compensation Committee. No amount of the Target Bonus is guaranteed, and the Executive must be an employee on December 31st of the applicable bonus year and on the date of payment of such bonus in order to be eligible to receive any annual bonus for such year. Any bonus will be paid no later than March 15sh of the calendar year following the calendar year to which the Target Bonus relates.

(c) Equity Awards. On the Effective Date, the Executive shall be granted a non-qualified stock option (the “Option”) to purchase 300,000 shares of restricted common stock of the Company pursuant to the Company’s equity incentive plan in force and effect on the date of the grant of the Option and has a sufficient number of shares of common stock available for issuance upon the exercise of the Option (the “Plan”). The Option shall contain a cashless exercise provision, vest in full on the date of the grant and be exercisable for 10 years at the exercise price per share equal to the Nasdaq Official Closing Price as of January 31, 2024. In addition, the Executive may be entitled to receive equity incentive awards inside or outside of any established equity plan in the amounts, within the timeframes and under the terms set by the Compensation Committee in its sole discretion.

(d) Vacation Time. During the Term, the Executive shall be entitled to 5 weeks’ vacation time during each calendar year, subject to the existing policies of the Company, if any, for similarly situated employees of the Company.

(e) Expenses. The Executive shall be reimbursed for Executive’s reasonable, documented and approved expenses related to and for promoting the business of the Company, including expenses for travel and similar items that arise out of Executive’s performance of services under this Agreement. The foregoing shall be subject to the Company’s existing policies of the Company, if any, for similarly situated employees of the Company.

5. Extent of Service. The Executive shall work for the Company on a full-time basis and agrees to devote her business time, loyalty, attention, skill and efforts to the faithful performance and discharge of her duties and responsibilities as Chief Operating Officer of the Company in conformity with professional standards and in a manner consistent with the obligations imposed under applicable law. The Executive shall promote the interests of the Company and each other company or other organization which is controlled directly or indirectly by the Company (each an “Affiliate” and collectively the “Affiliates”) in carrying out the Executive’s duties and responsibilities.

6. Covenants Regarding Confidential Information and Other Matters. All payments and benefits to the Executive under the Agreement shall be subject to Executive’s compliance with the provisions of this Section 6. For purposes of this Section 6, the term “Company” shall mean, La Rosa Holdings Corp. and any direct or indirect wholly or majority owned subsidiary or Affiliate of the Company.

(a) Confidential Information: Inventions. (i) The Executive shall not disclose or use at any time, either during the Term of this Agreement or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by her, except to the extent that such disclosure or use is directly related to and required by the Executive’s performance in good faith of duties for the Company. The Executive will take all appropriate steps to safeguard Confidential Information in her possession and to protect it against disclosure, misuse, espionage, loss and theft. The Executive shall deliver to the Company at the end of the Term, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer memory devices and software, and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as hereinafter defined) of the business of the Company which the Executive may then possess or have under her control. Notwithstanding the foregoing, the Executive may truthfully respond to a lawful and valid subpoena or other legal process, but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist the Company and such counsel in resisting or otherwise responding to such process.

(ii) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is used, developed or obtained by the Company, the Company’s subsidiaries and/or Affiliates, in connection with their business, including, but not limited to, information, observations and data obtained by the Executive while employed by the Company or any predecessors thereof, the Company’s subsidiaries and/or Affiliates (including those obtained prior to the Effective Date) concerning: (i) the business or affairs of the Company (or its predecessors) and/or its subsidiaries and Affiliates, (ii) products or services, (iii) fees, costs and pricing structures, (iv) business strategy and contemplated or planned transactions, (v) designs, (vi) analyses, (vii) drawings, photographs and reports, (viii) computer software, including operating systems, applications and program listings, (ix) flow charts, manuals and documentation, (x) data bases, (xi) accounting and business methods, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) customers and clients and customer or client lists, (xiv) other copyrightable works, (xv) all production methods, processes, technology and trade secrets, and (xvi) all similar and related information in whatever form.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

Confidential Information shall not include any information that has been published (other than through a disclosure by the Executive in breach of this Agreement) in a form generally available to the public prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(iii) As used in this Agreement, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable, copyrightable, registerable as a trademark, reduced to writing, or otherwise) which relates to the Company’s, its subsidiaries and/or Affiliates actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by the Executive (whether or not during usual business hours, whether or not by the use of the facilities of the Company, and whether or not alone or in conjunction with any other person) while employed by the Company (including those conceived, developed or made prior to the Effective Date) together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing. All Work Product that the Executive may have discovered, invented or originated during her employment by the Company, its subsidiaries and/or Affiliates, prior to the Effective Date, or that she may discover, invent or originate during the Term, shall be the exclusive property of the Company, as applicable, and the Executive hereby assigns all of the Executive’s right, title and interest in and to such Work Product to the Company, including all intellectual property rights therein. Executive shall promptly disclose all Work Product to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem necessary to protect or perfect its rights therein, and shall assist the Company, at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. The Executive hereby appoints the Company as her attorney-in-fact to execute on her behalf any assignments or other documents deemed necessary by the Company to protect or perfect the Company’s rights to any Work Product.

(b) Restriction on Competition. The Executive agrees that if the Executive were to become employed by, or substantially involved in, the Competing Business (as defined below) during the Restricted Period (defined below), it would be very difficult for the Executive not to rely on or use the Company’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Company’s trade secrets and Confidential Information, and to protect such trade secrets and Confidential Information and the Company’s relationships and goodwill with customers, during the Restricted Period, the Executive will not, without the prior written consent of the Company, directly or indirectly, and whether as principal or investor or as an executive, officer, director, manager, partner, consultant, agent, or otherwise, alone or in association with any other person, firm, corporation, or other business organization, engage or otherwise become involved in a Competing Business (as defined below) in any country in which the Company conducted business during the Term; provided, however, that the provisions of this Section 6(b) shall apply solely to those activities of a Competing Business which are congruent with those activities with which the Executive was personally involved or for which the Executive was responsible while employed by the Company or its subsidiaries during the twelve (12) month period preceding termination of the Executive’s employment. “Competing Business” means a business or enterprise (other than the Company or its subsidiaries) engaged in the residential and commercial real estate brokerage. Franchising, real estate brokerage educational and coaching, and property management, and any other business directly competing with the business of the Company as currently conducted or otherwise conducted by the Company during the Term.

(c) Non-Solicitation of Clients by Executive. The Executive agrees that for so long as the Executive is employed by the Company and continuing for two (2) years thereafter (such period is referred to as the “Restricted Period”) the Executive shall not solicit or attempt to solicit the business of any customers or clients of the Company, its subsidiaries and/or Affiliates with respect to services that the Company, its subsidiaries and/or Affiliates perform for such customers or clients regardless of how or when the Executive first obtained business from or provided services to such customers or clients.

(d) Non-Solicitation of Employees. Executive agrees that during the Restricted Period not to directly or indirectly, by sole action or in concert with others, induce or influence, or seek to induce or influence any person who is currently engaged by the Company at the time of the termination of Executive’s employment as an employee, agent, independent contractor, or otherwise to leave the employ of the Company or any successor or assign, or to hire any such person.

(e) Non-Disparagement. During the Executive’s employment with the Company and at any time thereafter, the Executive shall not, directly or indirectly, engage in any conduct or make any statement, whether in commercial or noncommercial speech, disparaging or criticizing in any way the Company, or any of their respective officers, directors, employees, customers or agents or any products or services offered by any of them, nor shall the Executive engage in any other conduct or make any other statement that could be reasonably expected to impair the goodwill of any of them.

(f) Understanding of Covenants. (i) The Executive acknowledges that, in the course of her employment with the Company, she has become familiar, or will become familiar, with the Company’s trade secrets and with other Confidential Information concerning the Company and that her services have been and will be of special, unique and extraordinary value to the Company. The Executive agrees that the foregoing covenants set forth in this Section 6 (together, the “Restrictive Covenants”) are reasonable and necessary to protect the Company’s trade secrets and other Confidential Information, good will, stable workforce, and customer relations.

(ii) Without limiting the generality of the Executive’s agreement in the preceding paragraph, the Executive (A) represents that she is familiar with and has carefully considered the Restrictive Covenants, (B) represents that she is fully aware of her obligations hereunder, (C) agrees to the reasonableness of the length of time, scope and geographic coverage, as applicable, of the Restrictive Covenants, (D) agrees that the Company currently conducts business throughout the United States and in certain foreign countries, and (E) agrees that the Restrictive Covenants will continue in effect for the applicable periods set forth above in this Section 6 regardless of whether the Executive is then entitled to receive severance pay or benefits from the Company. The Executive understands that the Restrictive Covenants may limit her ability to earn a livelihood in a business similar to the business of the Company, but she nevertheless believes that she has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder or as described in the recitals hereto to clearly justify such restrictions which, in any event (given her education, skills and ability), the Executive does not believe would prevent her from otherwise earning a living. The Executive agrees that the Restrictive Covenants do not confer a benefit upon the Company disproportionate to the detriment of the Executive.

(g) Remedies for Breach of Covenants. (i) In the event that a Restrictive Covenant shall be deemed by any court to be unreasonably broad in any respect, it shall be modified in order to make it reasonable and shall be enforced accordingly; provided, however, that in the event that any court shall refuse to enforce any of the Restrictive Covenants, then the unenforceable covenant shall be deemed eliminated from the provisions of this Agreement for the purpose of those proceedings to the extent necessary to permit the remaining covenants to be enforced so that the validity, legality or enforceability of the remaining provisions of this Section 6 shall not be affected thereby.

(ii) The Executive acknowledges and agrees that any threatened breach or breach of the Restrictive Covenants will cause irreparable harm to the Company, that monetary damages for such threatened breach or breach would not be readily calculable, and that the Company would not have an adequate remedy at law therefor, and the Company shall be entitled to seek equitable relief, including injunctive relief, against any actual or threatened breach hereof, without bond and without liability should such relief be denied, modified or vacated. Neither the right to obtain such relief nor the obtaining of such relief shall be exclusive of or preclude the Company from any other remedy the Company may have hereunder or at law or equity.

(h) Rule 21F-17. For the avoidance of doubt, notwithstanding any other provision in this Agreement, and consistent with Rule 21F-17 of the Securities Exchange Act of 1934, any confidentiality and non-disclosure provisions in this Agreement do not prohibit or restrict Executive (or Executive’s attorney) from: initiating communications directly with, or responding to any inquiry from, or providing testimony before, the U.S. Securities and Exchange Commission, NASD/FINRA, any other self-regulatory organization, any other state or federal regulatory authority or pursuant to court or administrative proceedings. In broadest terms, nothing herein is intended to impede any governmental investigation, Executive’s ability to report potential violations of the federal and state securities laws or Executive’s participation in any whistleblower rewards program.

(i) Survival. This Section 6 shall survive the termination of Executive’s employment or any expiration or termination of this Agreement.

7. Termination. This Agreement and the employment of Executive shall terminate upon the occurrence of the following events.

(a) Death or Disability. This Agreement and the employment of the Executive shall terminate upon the death of Executive or the determination by the Board, after reasonable accommodation that the Executive has a Disability. “Disability” means a physical or mental injury, infirmity, impairment or incapacity, which as reasonably determined by the Board, prevents the Executive from performing the material duties of the Executive’s position for a period of either (x) ninety one (91) days or more in any one hundred twenty (120) consecutive day period or (y) one hundred eighty (180) days or more in any twelve (12) month period. Executive shall cooperate in all respects with the Company if a question arises as to whether Executive has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists selected by the Company and authorizing such medical doctors and other health care specialists to discuss Executive’s condition with the Company).

(b) Termination by the Company. The Executive acknowledges that her employment by the Company is “at will.” This Agreement and the employment of the Executive shall terminate at the election of the Company, with or without Cause (as defined below), immediately upon written notice by the Company to the Executive. “Cause” means for purposes of this Section 7 any of the following acts that are committed by the Executive: (i) continued willful failure, as determined in the reasonable good faith discretion of the Board, to perform the Executive’s assigned duties or responsibilities as directed or assigned by the Board (other than due to death or Disability) after written notice thereof from the Board describing in reasonable detail the failure to perform and providing to Executive thirty days (30 days) to address such alleged failure; (ii) being convicted of, or entering a plea of nolo contendere to a felony or committing any act of moral turpitude, dishonesty or fraud against the Company, its subsidiaries, or its Affiliates; (iii) intentional damage to the Company’s assets or reputation caused by the Executive; (iv) breach by Executive of Sections 6 or 10(a)(iv) of this Agreement; (v) intentional engagement by the Executive in any competitive activity which would constitute a breach of the Executive’s duty of loyalty to the Company; or (vi) willful conduct by the Executive that is demonstrably and materially injurious to the Company, monetarily or otherwise. Failure to meet performance standards or objectives, by itself, does not constitute Cause. No finding of Cause shall be effective unless and until the Board votes to terminate the Executive’s employment for Cause at a Board’s meeting or by unanimous written consent.

(c) Termination by the Executive. (i) This Agreement and the employment of Executive shall terminate at the election of Executive, with or without Good Reason (as defined below), upon written notice by the Executive to the Company (subject, if it is with Good Reason, to the timing provisions set forth in the definition of Good Reason); provided that if the termination is without Good Reason, the Executive will provide forty five (45) days written notice to the Company.

(d) “Good Reason” means (without the Executive’s consent) the Company’s requiring the Executive to relocate Executive’s primary office more than fifty (50) miles from the Executive’s then current primary office or the Company’s failure to pay the Executive the compensation and/or benefits set forth in Section 4 hereof, provided, however, that in each case, the Company shall have a period of not less than thirty (30) days to cure any act constituting Good Reason following Executive’s delivery to the Company of written notice within ninety (90) days of the action or omission constituting Good Reason and the Executive shall actually terminate the Executive’s employment within thirty (30) days following the expiration of the Company’s cure period if the Company has not cured.

8. Effect of Termination.

(a) All Terminations Other Than by the Company Without Cause or by the Executive With Good Reason. If the Executive’s employment is terminated under any circumstances other than a termination by the Company without Cause or a termination by the Executive with Good Reason (including a voluntary termination by the Executive without Good Reason or a termination by the Company for Cause or due to Executive’s death or Disability or a termination due to the election of one of the Parties not to extend the Term), the Company’s obligations under this Agreement shall immediately cease and the Executive shall only be entitled to receive: (i) the Salary that has accrued and is unpaid and to which Executive is entitled as of the effective date of such termination and to the extent consistent with general Company’s policy, to be paid in accordance with the Company’s established payroll procedure and applicable law but no later than the next regularly scheduled pay period; (ii) unreimbursed business expenses for which expenses the Executive has timely submitted appropriate documentation; (iii) any Target Bonus earned and approved by the Board but not yet paid; (iv) any amounts or benefits to which the Executive is then entitled under the terms of the benefit plans then-sponsored by the Company in accordance with their terms (and not accelerated to the extent acceleration does not satisfy Section 409A of the Internal Revenue Code of 1986, as amended,) (the payments described in this Section 8(a), the “Accrued Obligations”), and (v) any other payments required by applicable law.

(b) Termination by the Company Without Cause or by the Executive With Good Reason. If Executive’s employment is terminated by the Company without Cause or by the Executive with Good Reason, the Company shall: (i) continue to pay to the Executive, in accordance with the Company’s regularly established payroll procedures, the Executive’s Salary for a period of six (6) months (collectively, the “Severance Benefits”), and (ii) pay to the Executive, in a single lump sum on the Payment Date (as defined below) all Accrued Obligations.

(c) Release. As a condition of the Executive or her estate, as applicable, being entitled to and receiving the Accrued Obligations and/or the Severance Benefits, Executive (or such Executive’s executor, heirs or representative(s), as applicable, in the event of termination due to death or due to permanent Disability involving incapacity ) shall timely deliver to the Company and does not revoke a general release of claims in favor of the Company (and its Affiliates and related persons) in form and substance reasonably satisfactory to the Board, including but not limited to, a reaffirmation of Executive’s continuing obligations under Section 6 of this Agreement as well as Executive’s cooperation obligations (described in Section 21 of this Agreement), but shall not expand Executive’s then- existing restrictive covenants or impose restrictive covenant obligations on the Executive that do not then exist) (the “Severance Agreement and Release”), which Severance Agreement and Release must become irrevocable within sixty (60) days following the date of termination of Executive’s employment (or such shorter period as may be directed by the Company). The Accrued Obligations and/or Severance Benefits will be paid or commence to be paid in the first regular payroll beginning after the Severance Agreement and Release becomes effective, provided that if the foregoing sixty (60) day period would end in a calendar year subsequent to the year in which the Executive’s employment ends, the Accrued Obligations and/or Severance Benefits will not be paid or begin to be paid before the first payroll of the subsequent calendar year (the date the Severance Benefits commence pursuant to this sentence, the “Payment Date”). The Executive must not materially breach Section 6 of the Agreement or the Severance Agreement and Release in order to be eligible to receive or continue receiving the Accrued Obligations and/or Severance Benefits. For the avoidance of doubt, the Severance Agreement and Release shall be governed by the laws of the State of Florida, without giving effect to any principles of conflicts of law that would result in application of the law of any other jurisdiction. The Executive: (a) consents to the exclusive jurisdiction of the state and federal courts having jurisdiction over Osceola County, Florida, (b) stipulates that the proper, exclusive, and convenient venue for every legal proceeding arising out of or related to the Severance Agreement and Release, this Agreement, and any aspect of Executive’s employment with the Company is Osceola County, Florida, for a state court proceeding and the Middle District of Florida, Orlando Division, for a federal court proceeding, and (c) waives any defense, whether asserted by motion or pleading, that Osceola County, Florida, or the Middle District of Florida, Orlando Division, does not have personal jurisdiction over Executive or is an improper or inconvenient venue.

9. Withholding of Taxes and Clawback Provisions. The Company may withhold from any benefits payable under the Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling. Any amounts payable and equity awards under this Agreement are subject to any policy (whether in existence as of the Effective Date or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to the Executive. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

10. Executive’s Representations and Understandings.

(a) the Executive represents and warrants to the Company that: (i) the Executive is free to enter into this Agreement; (ii) this Agreement and the Executive’s obligations hereunder do not violate the terms of any other agreement to which Executive is a party or by which the Executive is bound; (iii) Executive is not subject to any confidentiality agreement, non-competition agreement, non-solicitation agreement or any other similar agreement that restricts Executive’s ability to perform the services for the Company for which Executive was hired; and (iv) other than as has been expressly disclosed to the Company by Executive, Executive has not been: (1) arrested or indicted for a felony crime, a misdemeanor crime involving fraud, dishonesty or illegal drug possession; (2) the subject of a formal complaint filed by a co-worker with a former employer involving sexual harassment or other abusive behavior; or (3) during the last ten (10) years been involved as the subject of any of the events described in Item 401(f) of Regulation S-K under the Securities Act of 1933, as amended. The Executive understands and acknowledges that the Company is a publicly traded company subject to the rules and regulations of the Securities and Exchange Commission, including but not subject to, “short swings” under Section 16 of the Securities Exchange Act of 1934, as amended; trading while in possession of inside information and outside any trading window established by the Company; as well as The Nasdaq Stock Market LLC or any other securities exchange or quotation system on which the Company’s securities are listed or quoted, as the case may be, and as such the Executive’s background is important to the Company’s continued good standing with these regulators, the representations contained in clause (iv) of this Section 10(a) are consistent with the Company’s efforts to maintain such good standing and any breach of clause (iv) would cause the Company material harm.

(b) The Executive understands and agrees to comply with all of the written rules and procedures governing employment with the Company, and any direct or indirect wholly or majority owned subsidiary of the Company, including but not limited to the Company’s Handbook in existing or as later adopted, written supervisory procedures, and any other employment, compliance, and/or supervisory documents the Company issues from time to time.

11. Severability. If any provision of this Agreement, as applied to any party or to any circumstance, shall be found by a court to be void, invalid or unenforceable, the same shall in no way affect any other provision of this Agreement or the application of any such provision in any other circumstance, or the validity or enforceability of this Agreement.

12. Entire Understanding. This Agreement contains the entire understanding of the parties hereto relating to the subject matter contained herein and supersedes and replaces all prior agreements and understandings, oral or written, statements and negotiations of the parties concerning the Executive’s employment with the Company. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, with reference to the subject matter hereof have been made other than as expressly set forth herein. This Agreement may not be modified or rescinded except by a written agreement signed by both parties.

13. Notices. All notices under this Agreement shall be in writing and shall be: (a) delivered in person, (b) sent by e-mail, or (c) mailed, postage prepaid, either by registered or certified mail, return receipt requested, or overnight express carrier, addressed in each case as set forth on the signature page hereto (or such other address as may be designated by the party by giving notice in accordance with this Section). All notices sent pursuant to the terms of this Agreement shall be deemed received: (i) if personally delivered, then on the date of delivery; (ii) if sent by e-mail before 2:00 p.m. local time of the recipient, on the day sent if a business day or if such day is not a business day or if sent after 2:00 p.m. local time of the recipient, then on the next business day; (iii) if sent by prepaid overnight, express carrier, on the next business day immediately following the day sent; or (iv) if sent by registered or certified mail, on the earlier of the fourth business day following the day sent or when actually received.

14. Consideration. Executive acknowledges that the Executive’s continued employment during the Term and the other compensation and benefits provided in this Agreement are sufficient compensation and consideration for purposes of entering into the restrictions and limitations provided herein, including, but not limited to, the restrictions and limitations set forth in Section 6.

15. Waiver. Failure by either party to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or remedy hereunder at any time be deemed a waiver or relinquishment of such right or remedy.

16. Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida applicable to contracts made and to be performed therein. THE EXECUTIVE AND THE COMPANY EXPRESSLY WAIVE ANY RIGHT EITHER MAY HAVE TO A JURY TRIAL CONCERNING ANY CIVIL ACTION THAT MAY ARISE FROM THIS AGREEMENT OR THE RELATIONSHIP OF THE PARTIES HERETO.

17. Independent Legal Counsel. By signing below, the Executive hereby acknowledges that (a) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any agreement or order to which Executive is party or bound, (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person, (c) this Agreement shall be the valid and binding obligation of Executive enforceable in accordance with its terms, (D) Executive has been advised by the Company and/or its counsel that, for purposes of the negotiation and drafting of this Agreement, counsel does not represent Executive, and (e) Executive has been advised by the Company to obtain independent legal counsel regarding this Agreement, including Section 6, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.

18. Attorneys’ Fees. In any action or proceeding brought to enforce any provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs, and expenses from the other party to the action or proceeding. For purposes of this Agreement, the “prevailing party” shall be deemed to be that party who obtains substantially the result sought, whether by settlement, mediation, judgment or otherwise, and “attorneys’ fees” shall include, without limitation, the reasonable out-of-pocket attorneys’ fees incurred in retaining counsel for advice, negotiations, suit, appeal or other legal proceeding, including mediation and arbitration.

19. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

20. No Conflicts. The Executive understands and acknowledges that for so long as Joseph La Rosa is the Chief Executive Officer and/or a Director on the Board, unless otherwise expressly approved by a majority of the independent directors of the Board (the “Majority”), Joseph La Rosa shall not participate as a member of the Board in (or be entitled to vote on or be present during any discussion regarding) any matter concerning the Executive under consideration by the Board in or with respect to which the Majority has made a good faith determination that Joseph La Rosa has a personal interest or conflict (collectively, “Conflict Matters”), which may include, without limitation, any deliberation by the Board concerning Executive’s individual compensation, reimbursements or benefits, individual economic interests (whether any long-term incentive compensation arrangements or otherwise), continued employment, or compliance with any terms, including, but not limited to, Sections 6 and 21 of this Agreement, and the other members of the Board will at any time consider and act with respect to such Conflict Matters as if Joseph La Rosa were not the Chief Executive Officer and/or a member of the Board and/or may establish a committee of the Board in accordance with the Company’s constituent documents to handle all such Conflict Matters and/or may require Executive to report to such a sub-committee in lieu of the full Board (and, in such event(s) only, such committee(s) shall be deemed to be the “Board” for purposes of this Agreement).

21. Cooperation. The Executive agrees that, during the term hereof, and for a period of 2 years after termination of the Executive’s employment, upon request from the Company, the Executive will cooperate with the Company in any investigation, action or proceeding (including for interviews, investigations, testimony, volunteering information and providing documents) that may be made or commenced by or against the Company that affect the Executive’s current or prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Company in such investigation, action or proceeding, as determined, in good faith, by the Board, which may resolve any conflicting interests by the appointment of Cumis counsel on such terms and conditions as the Board believes appropriate. The Company agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with the Executive’s providing such assistance or cooperation to the Company, in accordance with the Company’s bylaws and standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Board for any travel or legal fees and expenses incurred by the Executive in connection with his obligations under this Section 21.

22. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

23. Counterparts. This Agreement may be executed in multiple counterparts, all of which together shall constitute one and the same instrument.

[SIGNATURES APPEAR ON THE NEXT PAGE.]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

EXECUTIVE

By:

Name:

Address:

Telephone:

Email:

LA ROSA HOLDINGS CORP.

BY:
Name:	Kent Metzroth
Title:	Chief Financial Officer

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